Newell Rubbermaid Announces Strategic Initiatives to Reduce Commodity Exposure

Reaffirms Second Quarter Guidance and Updates Full Year 2008 Outlook

ATLANTA, July 15, 2008 – Newell Rubbermaid (NYSE: NWL) today announced it is implementing a number of strategic initiatives designed to reduce the company’s exposure to volatile commodity markets, including a restructuring of the company’s product portfolio and aggressive pricing mechanisms.

“In recent weeks, input cost inflation has accelerated dramatically, especially in resin, which is the largest single component of our cost of goods,” stated Mark Ketchum, president and chief executive officer of Newell Rubbermaid. “Unfortunately we don’t see this situation reversing course. In categories where resin is a high percentage of cost of goods sold and the consumer’s willingness to pay for innovation is low, the economics are no longer viable. In the face of these radically changed market conditions, we are taking a number of proactive steps to reduce our exposure to volatile commodity markets, protect our margins and profitability, and strengthen our portfolio.”

The company expects to rationalize its portfolio by divesting, downsizing or exiting approximately $500 million in sales of selected consumer product categories. While details of the plans will be made available when finalized, a significant percentage of the rationalization will be focused on the company’s most resin-intensive product categories.

Additionally, in the areas of its business most impacted by cost inflation, the company plans to implement more aggressive pricing in the back half of 2008, with increases in some product categories as high as 22 percent. It is also initiating a new quarterly price adjustment mechanism within the company’s resin-intensive businesses in North America, effective January 1, 2009. This quarterly adjustment will be based on independent industry raw material indices as well as actual changes in raw material, processing and transportation costs.

Once these initiatives are completed, the company expects the following annual benefits:
- -	a gross margin increase in excess of 200 basis points; and an EPS increase of $.05 — $.10.

Ketchum commented, “We have made considerable progress over the past several years in reducing the portion of our portfolio that is commodity-like. However, in light of the raw material hyperinflation we are experiencing, it is imperative we move rapidly to address additional product categories that cannot be differentiated sufficiently through strategic brand building to fit our business model. Our objective is to make resin inflation an ordinary issue to manage rather than the extraordinary issue it has been at various times in our history, especially recently. Put simply, the forecast for dramatically higher ongoing energy costs means that the world has changed, and we must change with it in order to maintain a healthy portfolio.”

The company’s ongoing Project Acceleration will be significantly expanded to include a number of actions related to the new initiatives. Restructuring costs associated with these actions, including asset impairments, are expected to fall within a range of between $80 million and $100 million ($68 million to $85 million net of tax). Approximately 45 percent of the restructuring costs are expected to be cash charges. The actions are expected to be completed within twelve months. The cumulative costs of the expanded Project Acceleration are now expected to fall within a range between $475 million and $500 million ($405 million to $425 million net of tax), with cash costs representing approximately 67 percent of the charges. Annual savings from Project Acceleration are now projected at between $175 million and $200 million once fully implemented by 2010.

“The initiatives announced today represent very difficult decisions, particularly since we expect many of the affected product categories to be associated with our iconic Rubbermaid brand,” concluded Ketchum. “We are committed to taking a thoughtful, deliberate approach in executing our plans, one that is sensitive to the transition needs of affected employees, customers and suppliers. However, we strongly believe that these steps are critical to Newell Rubbermaid’s long-term health and prosperity. Our shareholders have sent us a clear signal that additional change is needed. Today, we are responding with actions that, when completed, will position us as a less volatile and more profitable company, and enable us to focus on the continuing transformation of Newell Rubbermaid into a best-in-class global company of Brands That Matter.”

Reaffirmation of Second Quarter Guidance and Update of Full Year Outlook

Newell Rubbermaid stated that preliminary estimates indicate net sales will be approximately $1.8 billion, up seven to eight percent compared to the previously provided guidance of six to seven percent, and internal sales are estimated to increase slightly above the high end of the previously provided guidance of two to three percent. Normalized earnings per share are expected to be in line with the previously provided guidance of $0.47 to $0.50.

The company also reaffirmed its outlook for full year 2008 net sales growth of six to eight percent. However, it now expects 2008 normalized earnings per share to fall within the range of $1.40 to $1.60. The change in outlook is attributable primarily to significantly higher expectations for cost inflation, particularly resin. The guidance range is wider than has been the case historically, reflecting the highly volatile and unpredictable resin, oil and natural gas markets. The low end of the new guidance range anticipates a continuation of difficult trends through the back half of the year, including oil approaching $200 per barrel and further deterioration of economic conditions.

A reconciliation of the second quarter and full year 2008 earnings outlook is as follows:

	Q2 2008	FY 2008
Diluted earnings per share from continuing operations (as reported)	$0.24 to $0.27	$0.68 to $0.88
Project Acceleration restructuring costs	$0.22 to $0.25	$0.53 to $0.69

Diluted earnings per share from continuing operations (excluding charges)	$0.47 to $0.50	$1.27 to $1.47
One-time event	—	$0.13

“Normalized” EPS	$0.47 to $0.50	$1.40 to $1.60

“One-time event” reflects the net of tax impact of the company’s third quarter purchase of a call option with respect to its $250 million of 6.35% Reset notes due 2028 for approximately $52 million. The call option holder had the right to remarket these notes in July 2008 and again in July 2018. The company will utilize its commercial paper program to fund the purchase of the call option and the redemption of the notes in order to pursue more favorable financing terms.

Second Quarter Earnings Call on July 31

Newell Rubbermaid will provide further details regarding today’s announcement as well as a discussion of second quarter 2008 earnings on Thursday, July 31. Final financial results will be released prior to the market open and will be followed by a webcast at 9:00 am ET. To listen to the webcast, please visit Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be available for replay for two weeks.

Caution Concerning Forward-Looking Statements

The statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of Project Acceleration, sales, income/(loss), earnings per share, operating income or gross margin improvements, capital and other expenditures, cash flow, dividends, restructuring costs, costs and cost savings, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “intend,” “project,” “will,” “believes,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail economies; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; the risks inherent in our foreign operations and those factors listed in the company’s 2007 Annual Report on Form 10-K and most recent quarterly report on Form 10-Q, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of over $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Bernzomatic® and Amerock®. The company is headquartered in Atlanta, Ga., and has approximately 22,500 employees worldwide.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell Vice President, Investor Relations +1 (770) 407-3994	David Doolittle Vice President, Corporate Communications +1 (770) 407-3613